PACIFIC ENERGY PARTNERS, L.P.

5900 Cherry Avenue

Long Beach, California  90805

Contact:	Thomas L. Lambert	News Release
Manager, Investor Relations
562/728-2871 562/728-2881 (FAX)

New York Stock Exchange (PPX)

FOR IMMEDIATE RELEASE

PACIFIC ENERGY PARTNERS, L.P. ANNOUNCES ISSUANCE OF ADMINISTRATIVE LAW JUDGE’S PROPOSED DECISION REGARDING EPTC FACILITIES ACQUISITION

Long Beach, California, June 4, 2003………Pacific Energy Partners, L.P. (NYSE:PPX) announced that the California Public Utilities Commission has issued, for comment by the parties to the proceeding, a proposed decision by the assigned administrative law judge regarding the sale of the system facilities and station facilities of Southern California Edison Company’s Edison Pipeline and Terminal Company (EPTC) to Pacific Terminals LLC, an affiliate of the Partnership.  The proposed decision recommends approval of the sale. The proposed decision can be accessed from the CPUC’s website at http://www.cpuc.ca.gov.

This proposed decision may appear on the Commission’s agenda for the June 19, 2003 meeting.  At that time the Commission may act on the matter, or it may postpone action until a later meeting.  When the Commission acts on the proposed decision, it may adopt all or part of it as written, amend or modify it, or set it aside and prepare its own decision.  Only when the Commission acts does the decision become binding on the parties.

The EPTC facilities consist of approximately 9 million barrels of storage capacity and 119 miles of pipeline.  The facilities specialize in the storage and distribution of crude oil and other dark products and serve major refineries and marine terminals in the Los Angeles basin.  The purchase price of these assets is $158.2 million plus adjustments.

Pacific Energy Partners, L.P., a Delaware limited partnership headquartered in Long Beach, California, owns and operates crude oil midstream assets located in California and the Rocky Mountain region with over 3,000 miles of pipelines and 4.6 million barrels of storage capacity.  The Partnership is engaged in gathering, blending, transporting, storing and distributing crude oil.  The Partnership generates revenues primarily by charging tariff rates for transporting crude oil through its pipelines.

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements.    Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and there is no assurance that the California Public Utilities Commission will approve the pending acquisition of the EPTC assets.  The forward-looking statements involve risks and uncertainties that affect the Partnership’s operations, financial performance and other factors discussed in its filings with the Securities and Exchange Commission (“SEC”).  Among the factors that could cause results to differ materially are those risks discussed in the Partnership’s SEC filings including our Annual Report on Form 10-K for the year ended December 31, 2002.